EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 31, 2017	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Increased Earnings

for the Fourth Quarter and Year of 2016

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the fourth quarter and year of 2016. Earnings for the fourth quarter of 2016 were $39.1 million or $0.51 per diluted share, an increase from earnings of $33.5 million or $0.48 per diluted share for the fourth quarter of 2015. Earnings for the year of 2016 were $147.1 million or $1.99 per diluted share, up from earnings of $138.0 million or $1.98 per diluted share for the year of 2015.

Fourth quarter of 2016 results produced an annualized return on average assets of 1.10% and an annualized return on average equity of 7.50%. For the year of 2016, United’s return on average assets was 1.10% while the return on average equity was 7.67%. United’s annualized returns on average assets and average equity were 1.07% and 7.68%, respectively, for the fourth quarter of 2015 while the returns on average assets and average equity were 1.12% and 8.10%, respectively, for the year of 2015.

“The year of 2016 was an active and successful year for United Bankshares,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “We increased diluted earnings per share to $1.99 while achieving record earnings before income taxes of $223 million. United’s return on average assets for the year of 2016 was 1.10% compared to our Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported return on average assets of 0.90%. We increased dividends to $1.32 per share which represented the 43rd consecutive year of dividend increases to our shareholders. This is a record only one other major banking company in the USA has been able to achieve. In addition, we completed our acquisition of Bank of Georgetown and announced an agreement to merge with Cardinal Financial Corporation, which will be the largest acquisition in our history.”

On June 3, 2016, United completed its acquisition of Bank of Georgetown of Washington, D.C. The results of operations of Bank of Georgetown are included in the consolidated results of operations from the date of acquisition. As a result, the fourth quarter and year of 2016 were impacted by increased levels of average balances, income, and expense as compared to the fourth quarter and year of 2015. At consummation, Bank of Georgetown had assets of approximately $1.3 billion, loans of $999.8 million, and deposits of $971.4 million. In addition, the year of 2016 included $6.1 million of merger and acquisition expenses related to the Bank of Georgetown acquisition and the planned merger with Cardinal Financial Corporation, announced on August 18, 2016.

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January 31, 2017

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Net interest income for the fourth quarter of 2016 was $113.3 million, which was an increase of $16.1 million or 17% from the fourth quarter of 2015. The $16.1 million increase in net interest income occurred because total interest income increased $18.4 million while total interest expense only increased $2.3 million from the fourth quarter of 2015. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the fourth quarter of 2016 was $114.8 million, an increase of $16.0 million or 16% from the fourth quarter of 2015 due mainly to an increase in average earning assets from the Bank of Georgetown acquisition. Average earning assets for the fourth quarter of 2016 increased $1.6 billion or 15% from the fourth quarter of 2015 due mainly to a $1.1 billion or 12% increase in average net loans. Average short-term investments increased $310.7 million or 50% while average investment securities increased $161.5 million or 13%. The fourth quarter of 2016 average yield on earning assets increased 8 basis points from the fourth quarter of 2015 due to additional loan accretion of $4.4 million on acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the fourth quarter of 2016 was an increase of 4 basis points in the average cost of funds as compared to the fourth quarter of 2015 due to the higher market interest rates. The net interest margin of 3.62% for the fourth quarter of 2016 was an increase of 6 basis points from the net interest margin of 3.56% for the fourth quarter of 2015.

Net interest income for the year of 2016 was $425.3 million, which was an increase of $41.2 million or 11% from the year of 2015. The $41.2 million increase in net interest income occurred because total interest income increased $46.7 million while total interest expense only increased $5.5 million from the year of 2015. Tax-equivalent net interest income for the year of 2016 was $431.5 million, an increase of $40.8 million or 10% from the year of 2015. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Bank of Georgetown acquisition. Average earning assets increased $1.0 billion or 9% from the year of 2015 as average net loans increased $867.0 million or 10% for the year of 2016. Average investment securities increased $59.2 million or 5%. In addition, the average yield on earning assets increased 6 basis points from the year of 2015 due to additional loan accretion of $10.1 million on acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the year of 2016 was an increase of 3 basis points in the average cost of funds as compared to the year of 2015 due to higher market interest rates. The net interest margin of 3.62% for the year of 2016 was an increase of 4 basis points from the net interest margin of 3.58% for the year of 2015.

On a linked-quarter basis, net interest income for the fourth quarter of 2016 increased $2.2 million or 2% from the third quarter of 2016. The $2.2 million increase in net interest income occurred because total interest income increased $2.5 million while total interest expense only increased $300 thousand from the third quarter of 2016. Tax-equivalent net interest income for the fourth quarter of 2016 increased $2.2 million or 2% due mainly to an increase in the average yield on earning assets. The yield on average earning assets for the fourth quarter of 2016 increased 6 basis points from the third quarter of 2016 due to additional loan accretion of $3.0 million. Average earning assets were relatively flat for the quarter, increasing $45.2 million or less than 1%. Average net loans were also relatively flat, decreasing $25.9 million or less than 1% while average short-term investments increased $121.0 million or 15% and average investment securities decreased $49.9 million or 3%, respectively. Partially offsetting the increases to tax-equivalent net interest income for the fourth quarter of 2016 was an increase of a basis point in the average cost of funds as compared to the third quarter of 2016. The net interest margin of 3.62% for the fourth quarter of 2016 was an increase of 6 basis points from the net interest margin of 3.56% for the third quarter of 2016.

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January 31, 2017

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For the quarters ended December 31, 2016 and 2015, the provision for loan losses was $5.8 million and $6.3 million, respectively, while the provision for the year of 2016 was $24.5 million as compared to $22.6 million for the year of 2015. Net charge-offs were $5.7 million and $27.5 million for the fourth quarter and year of 2016, respectively, as compared to $6.1 million and $22.4 million for the same time periods in 2015. Annualized net charge-offs as a percentage of average loans were 0.22% and 0.28% for the fourth quarter and year of 2016, respectively. On a linked-quarter basis, the provision for loan losses for the fourth quarter of 2016 decreased $1.2 million while net charge-offs decreased $1.1 million from the third quarter of 2016.

Noninterest income for the fourth quarter of 2016 was $16.7 million, which was a decrease of $1.5 million or 8% from the fourth quarter of 2015. Income from bank-owned insurance policies decreased $911 million due to death benefits recorded during the fourth quarter of 2015. In addition, fees from deposit services decreased $507 thousand mainly due to lower income from overdraft fees. Partially offsetting these decreases was an increase of $317 thousand in mortgage banking income due to increased loan production and sales in the secondary market.

Noninterest income for the year of 2016 was $70.0 million, which was a decrease of $3.6 million or 5% from the year of 2015. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the year of 2016 declined $5.1 million from the year of 2015. Partially offsetting this decrease was an increase of $943 thousand in mortgage banking income due to increased loan production and sales in the secondary market.

On a linked-quarter basis, noninterest income for the fourth quarter of 2016 decreased $2.4 million or 12% from the third quarter of 2016. Income from bank-owned insurance policies decreased $1.7 million due to death benefits recorded during the third quarter. In addition, fees from trust and brokerage services declined $406 thousand due to lower volume.

Noninterest expense for the fourth quarter of 2016 was $62.5 million, an increase of $3.9 million or 7% from the fourth quarter of 2015 due mainly to the Bank of Georgetown merger as most major categories of noninterest expense showed increases. In particular, net occupancy expenses increased $1.0 million and data processing increased $601 thousand. In addition, employee benefits increased $580 thousand due mainly to higher pension costs and other real estate owned (OREO) expense also increased $580 thousand from the fourth quarter of 2015 due to increased losses on sales of OREO properties.

Noninterest expense for the year of 2016 was $248.2 million, an increase of $16.5 million or 7% from the year of 2015 due in large part to the Bank of Georgetown merger. Employee compensation increased $5.2 million which includes $670 thousand of merger severance charges. Otherwise, employee compensation increased due to merit raises and a higher amount of employee incentives. Employee benefits increased $1.9 million mainly due to increased health insurance costs. Net occupancy expenses increased $3.2 million which includes $1.6 million for the termination of leases for closed offices. Other real estate owned (OREO) expense increased $2.2 million due to a decline in the fair value of OREO properties. In addition, other merger-related expenses of $3.9 million were incurred.

United Bankshares, Inc. Announces...

January 31, 2017

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On a linked-quarter basis, noninterest expense for the fourth quarter of 2016 was flat, decreasing $269 thousand or less than 1% from the third quarter of 2016. This slight decrease was due primarily to a decrease of $335 thousand in net occupancy expense due to a decline in building rental expense.

For the fourth quarter of 2016, income tax expense was $22.5 million, an increase of $5.6 million from the fourth quarter of 2015 mainly due to higher earnings. For the year of 2016, income tax expense was $75.6 million, an increase of $10.1 million from the year of 2015. This increase was due to higher earnings for the year of 2016 and the release of tax reserves and historical tax credits in the year of 2015. On a linked-quarter basis, income tax expense increased $3.6 million due to slightly higher earnings and a reduction in the current tax expense as a result of an increase in the deferred tax rate for the third quarter of 2016. United’s effective tax rate was approximately 36.5% for the fourth quarter of 2016, 33.5% for the fourth quarter of 2015 and 31.2% for the third quarter of 2016. For the years of 2016 and 2015, United’s effective tax rate was 33.9% and 32.2%, respectively.

United’s asset quality continues to be sound. At December 31, 2016, nonperforming loans were $113.3 million, or 1.10% of loans, net of unearned income, down from nonperforming loans of $126.7 million or 1.35% of loans, net of unearned income, at December 31, 2015. As of December 31, 2016, the allowance for loan losses was $72.8 million or 0.70% of loans, net of unearned income, as compared to $75.7 million or 0.81% of loans, net of unearned income, at December 31, 2015. United’s allowance for loan losses as a percentage of non-acquired loans, net of unearned income at December 31, 2016 was 0.90% as compared to 1.00% at December 31, 2015. Total nonperforming assets of $144.8 million, including OREO of $31.5 million at December 31, 2016, represented 1.00% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.9% at December 31, 2016 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.2%, 14.2% and 12.2%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

As of December 31, 2016, United had consolidated assets of approximately $14.5 billion with 127 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

January 31, 2017

Page Five

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2016 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2016 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31 2016	December 31 2015	December 31 2016	December 31 2015
EARNINGS SUMMARY:
Interest income	$125,621	$107,240	$470,341	$423,630
Interest expense	12,368	10,085	45,010	39,506

Net interest income	113,253	97,155	425,331	384,124
Provision for loan losses	5,819	6,322	24,509	22,574
Noninterest income	16,652	18,125	70,032	73,626
Noninterest expenses	62,508	58,618	248,196	231,687

Income before income taxes	61,578	50,340	222,658	203,489
Income taxes	22,472	16,864	75,575	65,530

Net income	$39,106	$33,476	$147,083	$137,959

PER COMMON SHARE:
Net income:
Basic	$0.51	$0.48	$2.00	$1.99
Diluted	0.51	0.48	1.99	1.98
Cash dividends	$0.33	$0.33	1.32	1.29
Book value			27.59	24.61
Closing market price			$46.25	$36.99
Common shares outstanding:
Actual at period end, net of treasury shares			81,039,974	69,603,097
Weighted average- basic	76,863,906	69,431,787	73,531,992	69,334,849
Weighted average- diluted	77,303,310	69,737,451	73,893,127	69,625,531

FINANCIAL RATIOS:
Return on average assets	1.10%	1.07%	1.10%	1.12%
Return on average shareholders’ equity	7.50%	7.68%	7.67%	8.10%
Average equity to average assets	14.62%	13.97%	14.34%	13.88%
Net interest margin	3.62%	3.56%	3.62%	3.58%

	December 31 2016	December 31 2015	December 31 2014	September 30 2016
PERIOD END BALANCES:
Assets	$14,505,892	$12,577,944	$12,328,811	$14,344,696
Earning assets	12,939,508	11,243,862	10,931,194	12,789,305
Loans, net of unearned income	10,341,137	9,384,080	9,104,652	10,435,763
Loans held for sale	8,445	10,681	8,680	10,957
Investment securities	1,403,638	1,204,182	1,316,040	1,462,566
Total deposits	10,796,867	9,341,527	9,045,485	10,578,332
Shareholders’ equity	2,235,747	1,712,635	1,656,160	2,028,679

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	December	December	September	June	March
	2016	2015	2016	2016	2016
Interest & Loan Fees Income (GAAP)	$125,621	$107,240	$123,137	$113,087	$108,496
Tax equivalent adjustment	1,559	1,678	1,556	1,513	1,493

Interest & Fees Income (FTE) (non-GAAP)	127,180	108,918	124,693	114,600	109,989
Interest Expense	12,368	10,085	12,068	10,362	10,212

Net Interest Income (FTE) (non-GAAP)	114,812	98,833	112,625	104,238	99,777
Provision for Loan Losses	5,819	6,322	6,988	7,667	4,035

Non-Interest Income:
Fees from trust & brokerage services	4,485	4,525	4,891	4,792	4,869
Fees from deposit services	8,189	8,696	8,306	8,390	7,973
Bankcard fees and merchant discounts	1,461	1,498	1,551	1,365	838
Other charges, commissions, and fees	334	497	500	796	429
Income from bank owned life insurance	881	1,792	2,541	1,192	1,180
Mortgage banking income	951	634	982	789	728
Other non-interest revenue	289	454	249	430	371
Net other-than-temporary impairment losses	0	(13)	0	(33)	0
Net gains on sales/calls of investment securities	62	42	1	246	4

Total Non-Interest Income	16,652	18,125	19,021	17,967	16,392

Non-Interest Expense:
Employee compensation	24,158	24,431	24,213	22,631	22,279
Employee benefits	7,585	7,005	7,483	7,294	6,603
Net occupancy	6,584	5,576	6,919	7,773	6,253
Data processing	4,276	3,675	3,857	3,596	3,551
Amortization of intangibles	1,158	855	1,122	919	745
OREO expense	1,190	610	1,342	2,663	649
FDIC expense	2,207	2,114	2,086	2,135	2,120
Other expenses	15,350	14,352	15,755	17,844	15,856

Total Non-Interest Expense	62,508	58,618	62,777	64,855	58,056

Income Before Income Taxes (FTE) (non-GAAP)	63,137	52,018	61,881	49,683	54,078

Tax equivalent adjustment	1,559	1,678	1,556	1,513	1,493

Income Before Income Taxes (GAAP)	61,578	50,340	60,325	48,170	52,585

Taxes	22,472	16,864	18,846	16,378	17,879

Net Income	$39,106	$33,476	$41,479	$31,792	$34,706

MEMO: Effective Tax Rate	36.49%	33.50%	31.24%	34.00%	34.00%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Year Ended
	December	December	December	December
	2016	2015	2014	2013
Interest & Loan Fees Income (GAAP)	$470,341	$423,630	$418,542	$306,154
Tax equivalent adjustment	6,121	6,486	6,316	5,999

Interest & Fees Income (FTE) (non-GAAP)	476,462	430,116	424,858	312,153
Interest Expense	45,010	39,506	42,834	36,313

Net Interest Income (FTE) (non-GAAP)	431,452	390,610	382,024	275,840
Provision for Loan Losses	24,509	22,574	21,937	19,267

Non-Interest Income:
Fees from trust & brokerage services	19,037	19,085	18,141	16,447
Fees from deposit services	32,858	37,962	42,372	40,245
Bankcard fees and merchant discounts	5,215	4,786	4,207	3,591
Other charges, commissions, and fees	2,059	2,141	2,049	2,247
Income from bank owned life insurance	5,794	5,557	5,300	5,788
Mortgage banking income	3,450	2,507	1,876	2,571
Net gain on the sale of bank premises	0	0	8,976	0
Other non-interest revenue	1,339	1,433	1,153	1,426
Net other-than-temporary impairment losses	(33)	(47)	(6,478)	(7,332)
Net gains on sales/calls of investment securities	313	202	3,366	1,523

Total Non-Interest Income	70,032	73,626	80,962	66,506

Non-Interest Expense:
Employee compensation	93,281	88,123	90,823	68,074
Employee benefits	28,965	27,086	20,457	22,970
Net occupancy	27,529	24,301	25,796	19,818
Data processing	15,280	14,867	14,455	11,394
Amortization of intangibles	3,944	3,420	4,021	1,969
OREO expense	5,844	3,613	7,740	6,441
FDIC expense	8,548	8,367	7,565	6,188
Prepayment penalty on FHLB advance	0	0	1,971	0
Other expenses	64,805	61,910	67,019	55,182

Total Non-Interest Expense	248,196	231,687	239,847	192,036

Income Before Income Taxes (FTE) (non-GAAP)	228,779	209,975	201,202	131,043

Tax equivalent adjustment	6,121	6,486	6,316	5,999

Income Before Income Taxes (GAAP)	222,658	203,489	194,886	125,044

Taxes	75,575	65,530	64,998	39,416

Net Income	$147,083	$137,959	$129,888	$85,628

MEMO: Effective Tax Rate	33.94%	32.20%	33.35%	31.52%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	December 31	December 31
	2016	2015	December 31	December 31	December 31
	Q-T-D Average	Q-T-D Average	2016	2015	2014
Cash & Cash Equivalents	$1,094,122	$770,264	$1,434,527	$857,335	$753,064

Securities Available for Sale	1,233,147	1,090,546	1,259,214	1,066,334	1,180,386
Securities Held to Maturity	33,414	39,019	33,258	39,099	39,310
Other Investment Securities	115,944	91,488	111,166	98,749	96,344

Total Securities	1,382,505	1,221,053	1,403,638	1,204,182	1,316,040

Total Cash and Securities	2,476,627	1,991,317	2,838,165	2,061,517	2,069,104

Loans Held for Sale	9,480	8,835	8,445	10,681	8,680
Commercial Loans	7,847,555	6,972,600	7,783,478	7,096,595	6,923,745
Mortgage Loans	1,945,245	1,839,467	1,938,707	1,843,518	1,806,766
Consumer Loans	619,183	461,609	634,534	458,839	388,981

Gross Loans	10,411,983	9,273,676	10,356,719	9,398,952	9,119,492

Unearned Income	(15,712)	(14,750)	(15,582)	(14,872)	(14,840)

Loans, Net of Unearned Income	10,396,271	9,258,926	10,341,137	9,384,080	9,104,652

Allowance for Loan Losses	(72,666)	(75,525)	(72,771)	(75,726)	(75,529)

Goodwill	867,313	710,252	863,767	710,252	709,794
Other Intangibles	23,507	18,278	22,954	17,840	21,260

Total Intangibles	890,820	728,530	886,721	728,092	731,054

Real Estate Owned	32,314	33,028	31,510	32,228	38,778
Other Assets	459,243	430,794	475,685	437,072	452,072

Total Assets	$14,192,089	$12,375,905	$14,508,892	$12,577,944	$12,328,811

MEMO: Earning Assets	$12,646,642	$11,033,647	$12,939,508	$11,243,862	$10,931,194

Interest-bearing Deposits	$7,302,256	$6,675,701	$7,625,026	$6,641,569	$6,453,866
Noninterest-bearing Deposits	3,114,684	2,665,676	3,171,841	2,699,958	2,591,619

Total Deposits	10,416,940	9,341,377	10,796,867	9,341,527	9,045,485

Short-term Borrowings	449,163	304,544	209,551	423,028	435,652
Long-term Borrowings	1,172,081	941,841	1,172,026	1,015,249	1,105,314

Total Borrowings	1,621,244	1,246,385	1,381,577	1,438,277	1,540,966

Other Liabilities	79,094	59,629	94,701	85,505	86,200

Total Liabilities	12,117,278	10,647,391	12,273,145	10,865,309	10,672,651

Preferred Equity	—	—	—	—	—
Common Equity	2,074,811	1,728,514	2,235,747	1,712,635	1,656,160

Total Shareholders’ Equity	2,074,811	1,728,514	2,235,747	1,712,635	1,656,160

Total Liabilities & Equity	$14,192,089	$12,375,905	$14,508,892	$12,577,944	$12,328,811

MEMO: Interest-bearing Liabilities	$8,923,500	$7,922,086	$9,006,603	$8,079,846	$7,994,832

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	December	December	September	June	March
Quarterly Share Data:	2016	2015	2016	2016	2016
Earnings Per Share:
Basic	$0.51	$0.48	$0.54	$0.44	$0.50
Diluted	$0.51	$0.48	$0.54	$0.44	$0.50
Common Dividend Declared Per Share	$0.33	$0.33	$0.33	$0.33	$0.33

High Common Stock Price	$49.35	$43.13	$39.71	$40.18	$37.85
Low Common Stock Price	$36.52	$35.78	$35.91	$34.50	$32.22

Average Shares Outstanding (Net of Treasury Stock):
Basic	76,863,906	69,431,787	76,218,573	71,483,703	69,497,489
Diluted	77,303,310	69,737,451	76,647,773	71,809,021	69,714,121

Tax Applicable to Security Sales/Calls	$23	$15	$0	$90	$1

Common Dividends	$25,315	$22,967	$25,220	$25,160	$23,001

Dividend Payout Ratio	64.73%	68.61%	60.80%	79.14%	66.27%

		Year Ended
		December	December	December	December
YTD Share Data:		2016	2015	2014	2013
Earnings Per Share:
Basic		$2.00	$1.99	$1.93	$1.70
Diluted		$1.99	$1.98	$1.92	$1.70

Common Dividend Declared Per Share		$1.32	$1.29	$1.28	$1.25

Average Shares Outstanding (Net of Treasury Stock):
Basic		73,531,992	69,334,849	67,404,254	50,353,452
Diluted		73,893,127	69,625,531	67,648,673	50,426,078

Tax Applicable to Security Sales/Calls		$114	$73	$1,178	$533

Common Dividends		$98,696	$89,667	$88,522	$62,982

Dividend Payout Ratio		67.10%	65.00%	68.15%	73.55%

EOP Employees (full-time equivalent)		1,701	1,701	1,703	1,528

	Three Months Ended
	December	December	September	June	March
EOP Share Data:	2016	2015	2016	2016	2016
Book Value Per Share	$27.59	$24.61	$26.54	$26.39	$24.89
Tangible Book Value Per Share (1)	$16.65	$14.15	$14.88	$14.67	$14.46

52-week High Common Stock Price	$49.35	$43.43	$43.13	$43.43	$43.43
Date	12/12/16	07/23/15	11/09/15	07/23/15	07/23/15
52-week Low Common Stock Price	$32.22	$33.25	$32.22	$32.22	$32.22
Date	02/11/16	01/30/15	02/11/16	02/11/16	02/11/16

EOP Shares Outstanding (Net of Treasury Stock):	81,039,974	69,603,097	76,439,173	76,296,146	69,706,341

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$2,235,747	$1,712,635	$2,028,679	$2,013,140	$1,735,037
Less: Total Intangibles	(886,721)	(728,092)	(891,423)	(893,759)	(727,347)

Tangible Equity (non-GAAP)	$1,349,026	$984,543	$1,137,256	$1,119,381	$1,007,690
÷ EOP Shares Outstanding (Net of Treasury Stock)	81,039,974	69,603,097	76,439,173	76,296,146	69,706,341
Tangible Book Value Per Share (non-GAAP)	$16.65	$14.15	$14.88	$14.67	$14.46

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	December	December	September	June	March
	2016	2015	2016	2016	2016
Selected Yields and Net Interest Margin:
Net Loans	4.50%	4.31%	4.35%	4.34%	4.34%
Investment Securities	2.68%	2.84%	2.87%	3.03%	3.01%
Money Market Investments/FFS	0.48%	0.32%	0.54%	0.55%	0.48%
Average Earning Assets Yield	4.00%	3.92%	3.94%	4.04%	4.01%
Interest-bearing Deposits	0.43%	0.43%	0.42%	0.41%	0.42%
Short-term Borrowings	0.40%	0.24%	0.42%	0.38%	0.31%
Long-term Borrowings	1.38%	1.14%	1.29%	1.21%	1.22%
Average Liability Costs	0.55%	0.51%	0.54%	0.51%	0.52%
Net Interest Spread	3.45%	3.41%	3.40%	3.53%	3.49%
Net Interest Margin	3.62%	3.56%	3.56%	3.67%	3.64%

Selected Financial Ratios:
Return on Average Common Equity	7.50%	7.68%	8.10%	6.99%	8.06%
Return on Average Assets	1.10%	1.07%	1.17%	1.00%	1.13%
Efficiency Ratio	48.12%	50.85%	48.26%	53.74%	50.63%
		Year Ended
		December	December	December	December
		2016	2015	2014	2013
Selected Yields and Net Interest Margin:
Net Loans		4.38%	4.33%	4.49%	4.49%
Investment Securities		2.89%	2.87%	2.81%	2.65%
Money Market Investments/FFS		0.51%	0.27%	0.25%	0.26%
Average Earning Assets Yield		4.00%	3.94%	4.12%	4.16%
Interest-bearing Deposits		0.42%	0.42%	0.45%	0.55%
Short-term Borrowings		0.39%	0.26%	0.22%	0.25%
Long-term Borrowings		1.28%	1.08%	1.42%	2.32%
Average Liability Costs		0.53%	0.50%	0.56%	0.65%
Net Interest Spread		3.47%	3.44%	3.56%	3.51%
Net Interest Margin		3.62%	3.58%	3.71%	3.68%

Selected Financial Ratios:
Return on Average Common Equity		7.67%	8.10%	8.13%	8.43%
Return on Average Assets		1.10%	1.12%	1.11%	1.02%
Loan / Deposit Ratio		95.78%	100.46%	100.65%	101.25%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Year Ended
December	December	December	December
2016	2015	2014	2013
Selected Financial Ratios (continued):
Allowance for Loan Losses/ Loans, Net of Unearned Income	0.70%	0.81%	0.83%	1.11%
Allowance for Loan Losses/ Non-acquired Loans, Net of Unearned Income (1)	0.90%	1.00%	1.09%	1.23%
Allowance for Credit Losses (2)/ Loans, Net of Unearned Income	0.71%	0.82%	0.85%	1.14%
Nonaccrual Loans / Loans, Net of Unearned Income	0.81%	0.97%	0.82%	0.92%
90-Day Past Due Loans/ Loans, Net of Unearned Income	0.08%	0.12%	0.13%	0.16%
Non-performing Loans/ Loans, Net of Unearned Income	1.10%	1.35%	1.20%	1.21%
Non-performing Assets/ Total Assets	1.00%	1.26%	1.20%	1.37%
Primary Capital Ratio	15.84%	14.14%	13.97%	12.69%
Shareholders’ Equity Ratio	15.41%	13.62%	13.43%	11.93%
Price / Book Ratio	1.68	x	1.50	x	1.57	x	1.52	x
Price / Earnings Ratio	23.24	x	18.67	x	19.50	x	18.52	x
Efficiency Ratio	50.10%	50.61%	52.52%	57.09%

Notes:
(1) Allowance for Loan Losses (GAAP)	$72,771	$75,726	$75,529	$74,198
Loans, net of unearned income	10,341,137	9,384,080	9,104,652	6,704,583
Less: Acquired Loans (non-GAAP)	(2,275,601)	(1,791,023)	(2,196,036)	(648,796)

Non-Acquired Loans, net of unearned income (non-GAAP)	$8,065,536	$7,593,057	$6,908,616	$6,055,787
Allowance for Loan Losses/Non-acquired Loans, net of unearnedincome (non-GAAP)	0.90%	1.00%	1.09%	1.23%
(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	December	December	September	June	March
Asset Quality Data:	2016	2015	2016	2016	2016
EOP Non-Accrual Loans	$83,525	$91,189	$77,040	$82,509	$92,901
EOP 90-Day Past Due Loans	8,586	11,628	11,387	5,594	7,891
EOP Restructured Loans (1)	21,152	23,890	21,308	24,944	24,156

Total EOP Non-performing Loans	$113,263	$126,707	$109,735	$113,047	$124,948

EOP Other Real Estate & Assets Owned	31,510	32,228	32,202	34,894	28,981

Total EOP Non-performing Assets	$144,773	$158,935	$141,937	$147,941	$153,929

	Three Months Ended		Year Ended
	December	December	December	December	December
Allowance for Loan Losses:	2016	2015	2016	2015	2014
Beginning Balance	$72,657	$75,480	$75,726	$75,529	$74,198
Provision for Loan Losses	5,819	6,322	24,509	22,574	21,937

	78,476	81,802	100,235	98,103	96,135
Gross Charge-offs	(8,655)	(7,357)	(36,180)	(25,499)	(25,241)
Recoveries	2,950	1,281	8,716	3,122	4,635

Net Charge-offs	(5,705)	(6,076)	(27,464)	(22,377)	(20,606)

Ending Balance	$72,771	$75,726	$72,771	$75,726	$75,529
Reserve for lending-related commitments	1,044	936	1,044	936	1,518

Allowance for Credit Losses (2)	$73,815	$76,662	$73,815	$76,662	$77,047

Notes:

(1)    Restructured loans with an aggregate balance of $11,106, $10,697, $10,682, $11,450 and $11,949 at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.

(2) Includes allowance for loan losses and reserve for lending-related commitments.